Exhibit 99.1
CHARTER COMMUNICATIONS APPOINTS JOHN BICKHAM VICE CHAIRMAN

Chris Winfrey Named Chief Operating Officer

Jessica Fischer Promoted to Chief Financial Officer

Chief Product and Technology Officer Rich DiGeronimo Adds Oversight of Network Operations

Stamford, CT – Oct. 19, 2021 – Charter Communications, Inc (NASDAQ: CHTR) today announced a series of executive promotions and appointments to its leadership team with the news that veteran cable executive John Bickham was named Vice Chairman ahead of his previously announced retirement at the end of 2022. Charter’s CFO, Chris Winfrey was elevated to Chief Operating Officer; while Jessica Fischer, EVP, Finance will succeed Winfrey as Chief Financial Officer. Additionally, Chief Product & Technology Officer Rich DiGeronimo will add oversight for Charter’s Network Operations to his existing responsibilities. The appointments are effective immediately with Mr. Bickham, Mr. Winfrey, Ms. Fischer and Mr. DiGeronimo all reporting to Charter Chairman and CEO Tom Rutledge.

“I have worked with John for three decades and at every turn his knowledge, leadership and steady hand have not only contributed greatly to the success of the companies we led, but made a profound impact on the growth of our industry,” said Mr. Rutledge. “I am grateful that John will continue to serve Charter in this new capacity as a strategic advisor to me and the executive team, and his guidance will help ensure a successful transition for Chris into the COO role.”

Mr. Bickham joined Charter as Chief Operating Officer in 2012 and his operational expertise helped Charter grow into the second largest cable company in the country. He was named President & COO in July 2016 when the transactions with Time Warner Cable and Bright House Networks closed.

Proven Leadership of Winfrey, Fischer and DiGeronimo to Drive Charter’s Continued Growth as leading Broadband Company

“Over the past eleven years Chris’ influence on Charter has expanded far beyond that of a typical CFO; he has been actively involved in our business operations and that deep knowledge, combined with his previous operational experience in Europe, will serve us well as Charter’s next chief operating officer,” said Mr. Rutledge.

Mr. Winfrey will oversee all Cable operations across Charter’s 41-state footprint, including field and customer operations, and cable operations business planning and retain management of marketing, sales, and Spectrum Enterprise. Winfrey joined Charter Communications as Chief Financial Officer in 2010 and added oversight of Spectrum Enterprise in 2019, and operational leadership of the residential and SMB Sales and Marketing organization, and Spectrum Community Solutions in 2021. Mr. Winfrey joined Charter from Unitymedia GmbH, Germany’s second-largest cable operator, where he served as Chief Financial Officer, and as Managing Director for Unitymedia’s cable operations, broadcasting and satellite entities.

As CFO, Ms. Fischer adds oversight of Charter’s accounting, reporting and corporate budgeting and planning functions to her current responsibilities leading procurement, investor relations, internal audit, treasury, acquisition and capital market activities and the tax and risk management functions. Since joining Charter in 2017 as a Group Vice President, with responsibility for tax, treasury and risk management, Ms. Fischer has added increasing responsibilities across the finance function. Previously, Ms. Fischer was a partner in the National Tax Department at EY primarily working in the media and telecommunications space.

“Jessica’s leadership and financial expertise has benefitted Charter for many years, both in her roles at Charter and while at EY where she was a key advisor during our 2016 transactions,” Mr. Rutledge continued. “In this role, Jessica will have an even greater impact on Charter’s success as we continue to seize the many opportunities before us.”

Mr. DiGeronimo adds oversight for network and software operations to his current responsibilities leading the Product and Technology organization. This organization designs and develops Charter’s industry leading products, as well as builds and operates the tools and systems to support customers and employees. He joined Charter in 2008 as Vice President of Product Management and has held a variety of increasingly expanded leadership roles. Most recently, he added responsibility for Charter’s advertising sales business - Spectrum Reach - to his current position overseeing Charter's product, engineering, information technology, and business development organizations. Prior to Charter, he served as Vice President and General Manager of the Cable Markets Group at Level 3 Communications.

Mr. Rutledge added, “with the expanded responsibility of Network Operations, Rich will both shape the customer experience and lead our network's critical evolution into the 10G future, delivering to our customers a superior broadband connectivity experience.”

David Ellen, Senior Executive Vice President; Catherine Bohigian, Executive Vice President, Government Affairs; and Rick Dykhouse, Executive Vice President, General Counsel and Corporate Secretary, will continue to report to Mr. Rutledge.